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                                                                    EXHIBIT 99.1



                     SCHEID VINEYARDS ANNOUNCES TERMINATION
                     OF AGREEMENT TO SELL CERTAIN VINEYARDS

              Marina del Rey, CA - June 6, 2000 - Scheid Vineyards Inc. (Nasdaq:
SVIN) announced today the termination of a Purchase and Sale Agreement whereby its wholly owned subsidiary, Scheid Vineyards California Inc., had agreed to sell approximately 1,350 vineyard acres to Coastal Winegrowers, LLC for a purchase price of $21.3 million. The signing of the Purchase and Sale Agreement was previously announced on May 17, 2000.

              Alfred G. Scheid, Chairman and CEO, stated, "As the closing of the transaction approached, it became clear that there was not a meeting of the minds on certain conditions to closing. Both sides amicably agreed to terminate the agreement and cancel the escrow." Mr. Scheid further stated, "While we are disappointed that this sale will not close, we are optimistic about the future of the wine and wine grape industries and intend to follow our plan of producing the highest quality fruit for our customers."

             Scheid Vineyards Inc. is a leading independent producer of premium wine grapes and operates approximately 6,000 acres of vineyards, primarily in Monterey County, California. The Company sells most of its grape production under long-term contracts to wineries producing primarily premium quality table wines, and the Company also produces a small amount of ultra premium wine under its own labels.


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